                               AMENDMENT NO. 2 TO
                          AGREEMENT AND PLAN OF MERGER

            This SECOND  AMENDMENT (this  "Amendment") to the Agreement and Plan of  Merger,  dated as of March 12,  2002 and  amended  as of March  20,  2002 by
Amendment  No. 1 to Agreement  and Plan of Merger (the "Merger  Agreement"),  is
made as of the 26th day of March, 2002, by and among Javelin Technologies, Inc., a  Delaware  corporation  ("Javelin"),  NYFIX,  Inc.,  a  New  York  corporation
("NYFIX"),  and  NYOlympus,  Inc.,  a  Delaware  corporation  and  wholly  owned subsidiary of NYFIX  ("Merger  Sub").  Capitalized  terms not otherwise  defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

            WHEREAS,  the NASD Rules require shareholder  approval in connection with the  acquisition  of the stock of  another  company  if  where,  due to the present or potential  issuance of common  stock,  the number of shares of common stock to be issued  is or will be equal to or in excess of 20% of the  number of shares or common stock outstanding before the issuance of the stock; and

            WHEREAS,  it is intended that the Merger be structured in a way that
NYFIX  would be able to limit the  number of  shares of its  common  stock to be issued to less than such 20% number but, if necessary, will seek the approval of its shareholders.

            NOW, THEREFORE, in consideration of the promises made herein, and of other good and valuable consideration,  the receipt and sufficiency of which are hereby acknowledged,  and intending to be bound hereby, the parties hereby agree as follows:

1.          Section  1.03(b)  of the  Merger  Agreement  is  hereby  amended  by deleting such section in its entirety and inserting the following in its stead:

                        "(b) In the  event  Javelin  meets the  following  Total
Revenue (as hereinafter defined) thresholds for the fiscal year ending December
31, 2002, then the Javelin  Stockholders  will receive,  in addition to the Base
Consideration,  additional  shares  of NYFIX  Common  Stock  ("Additional  Stock
Consideration")   and  additional  cash  ("Additional  Cash  Consideration"  and together with Additional Stock Consideration, "Additional Consideration") with a market value as set forth below:

                                                  Additional Consideration to be
Javelin Total Revenue for Fiscal Year 2002       Received by Javelin Stockholders
------------------------------------------       --------------------------------

Eighteen million dollars ($18,000,000)           Three million dollars
                                                 ($3,000,000)

Nineteen million dollars ($19,000,000)           Four million five hundred
                                                 thousand dollars ($4,500,000)

Twenty million dollars ($20,000,000)             Six million dollars
                                                 ($6,000,000)

Twenty one million dollars ($21,000,000)         Seven million five hundred
                                                 thousand dollars ($7,500,000)

Twenty two million dollars ($22,000,000)         Nine million dollars
                                                 ($9,000,000)

Twenty three million dollars ($23,000,000)       Ten million five hundred
                                                 thousand dollars ($10,500,000)

Twenty four million dollars ($24,000,000)        Twelve million dollars
                                                 ($12,000,000)

Twenty five million dollars ($25,000,000)        Thirteen million five hundred
                                                 thousand dollars ($13,500,000)

The Additional  Consideration to be issued pursuant to this Section 1.03(b) will be based on the average  (the  "Additional  Consideration  Average") of the last reported sale prices of NYFIX Common Stock for the ten consecutive  trading days ending on December  31, 2002 on the primary  exchange on which the NYFIX  Common
Stock is traded, including Nasdaq (the "Primary Exchange"). The determination of
Total  Revenue shall be calculated no sooner than February 15, 2003 and no later than March 31, 2003. As used herein,  "Total Revenue" shall (i) include only net revenues from Javelin's  operations  during the fiscal year ending  December 31,
2002,  (ii) be determined  in  accordance  with  generally  accepted  accounting principals  ("GAAP"),  applied on a basis consistent with the historical audited consolidated  financial statements of Javelin (included in the Javelin Financial
Statements  and the Year End  Financials)  and (iii)  exclude  the impact of any adjustments  or  modifications  to the historical  carrying  values of Javelin's assets and liabilities  resulting from the recording by NYFIX of the transaction contemplated by this Merger Agreement. Notwithstanding the immediately preceding sentence,  if the accounting  policies and procedures  applied by Javelin in the preparation of its historical audited consolidated  financial statements are not in accordance  with GAAP, then Total Revenue for fiscal year 2002 shall be equal to the lesser of (a) Javelin's net revenues  derived from its operations  during the fiscal year ending December 31, 2002  determined on a basis  consistent with the accounting  policies and procedures applied by Javelin in the preparation of its historical audited consolidated  financial statements,  or (b) Javelin's net revenues derived from its operations  during the fiscal year ending December 31,
2002 determined in accordance with GAAP.

            Notwithstanding  anything to the contrary  contained in this Section
1.03(b), the Additional Consideration shall be paid out as follows:

            (i) NYFIX shall  calculate in good faith the amount of Total Revenue actually  received  in cash,  and the maximum  number of shares of NYFIX  Common
Stock that  could be issued to the  Javelin  Stockholders  as  Additional  Stock
Consideration  based on the  Additional  Consideration  Average (the  "Potential
Maximum Additional Shares").

            (ii) To the  extent  the  number  of  Potential  Maximum  Additional
Shares, when aggregated with all prior issuances of shares of NYFIX Common Stock included as Stock  Consideration  (and reduced by the  cancellation of any NYFIX
Common Stock included in the Escrow  Amount),  is less than the number of shares of NYFIX Common Stock which would exceed any cap or  limitation on the number of shares  imposed by the rules of the Primary  Exchange  relating  to  stockholder approval or otherwise,  then NYFIX shall issue the Potential Maximum  Additional
Shares to the  Javelin  Stockholders  pursuant  to the terms set forth in clause
(iv) below.

            (iii) To the  extent  the  number of  Potential  Maximum  Additional
Shares, when aggregated with all prior issuances of shares of NYFIX Common Stock included as Stock  Consideration  (and reduced by the  cancellation of any NYFIX
Common Stock  included in the Escrow  Amount),  exceeds any cap or limitation on

                                      -2-

the number of shares  imposed by the rules of the Primary  Exchange  relating to stockholder approval or otherwise, NYFIX shall issue to the Javelin Stockholders only such number of shares of NYFIX Common Stock as shall not exceed such cap or limit  (the  "Actual  Maximum  Additional  Shares")  and shall  pay the  Javelin
Stockholders  cash (the  "Additional  Cash  Payment")  in the  amount of (x) the number of Potential Maximum Additional Shares minus the number of Actual Maximum
Additional  shares  multiplied  by (y)  the  Additional  Consideration  Average;
provided,  however,  that  in  the  event  the  Additional  Cash  Payment  would jeopardize the tax-free nature of the transaction pursuant to Section 368 of the
Code, then NYFIX shall (A) pay to the Javelin Stockholders the maximum amount of cash  permitted  while  maintaining  the  tax-free  nature  and (B) use its best efforts to hold a meeting of its shareholders to approve the issuance to Javelin
Stockholders  of additional  shares of NYFIX Common Stock equal to the Potential
Maximum  Additional Shares minus the Actual Maximum  Additional Shares minus the number of shares of NYFIX Common Stock equal to the Additional Cash Payment.

            (iv) All  issuances  and payments  made under this  Section  1.03(b)
shall be made as follows: (A) within five (5) business days of such calculations
NYFIX shall issue or pay the Additional  Consideration  multiplied by a fraction
(which in no event may be greater than 1), the  numerator of which is the amount collected of Total Revenue and the  denominator of which is Total  Revenue;  and
(B) the  remaining  Additional  Consideration  shall be paid  out  every 30 days thereafter  based on  additional  collections  received  on the Total  Revenues;
provided,  however,  that no such Additional  Consideration  shall be paid after
March 31, 2004,  at which time all unissued or unpaid  Additional  Consideration shall be forfeited.  The amounts of Additional  Consideration  shall be prorated among the Javelin Stockholders based on their respective  percentage holdings at such time."

2.          Sections  2.01(b),  2.01(c),  2.01(d)  and  2.02(c)  of  the  Merger
            Agreement  are hereby  amended by replacing  the phrase  "Additional
            Stock Consideration" with "Additional Consideration".

3.          This Amendment shall be governed by and construed in accordance with the laws of the  State of New  York,  without  giving  effect to the conflict of laws principles thereof.

4.          This Amendment may be executed in one or more counterparts,  each of which shall be deemed an  original  but all of which  together  will constitute  one and the same  instrument.  A facsimile,  telecopy or other  reproduction of this Amendment may be executed by one or more parties  hereto,  and an  executed  copy  of this  Amendment  may be delivered  by one or more  parties  hereto by  facsimile  or similar instantaneous  electronic  transmission device pursuant to which the signature  of or on  behalf  of such  party  can be  seen,  and such execution  and  delivery  shall be  considered  valid,  binding  and effective  for all purposes as of the date first written  above.  At the request of any party hereto, all parties hereto agree to execute an original of this Amendment as well as any facsimile,  telecopy or other reproduction hereof.

                           [Signature Pages to Follow]

                                      -3-

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

                        JAVELIN TECHNOLOGIES, INC.

                        By:  /s/ George Kledaras
                             ----------------------------------
                             Name:  George Kledaras
                             Title: Chief Executive Officer & Chairman

                        NYFIX, INC.

                        By:  /s/ Peter K. Hansen
                             ---------------------------------
                             Name:   Peter K. Hansen
                             Title:  President & Chief Executive Officer

                        NYOLYMPUS, INC.

                        By:  /s/ Peter K. Hansen
                             ---------------------------------
                             Name:  Peter K. Hansen
                             Title: President